For editorial information:

Cindy Newman
The Dow Chemical Company
Tel. +(989) 636-2876
e-mail: cnewman@dow.com
OR
Doug Brinklow
Tel. +(989) 636-2320
e-mail: drbrinklow@dow.com
OR
Paolo Casciato
Tel. (++39) 02 4822 4141
e-mail: pcasciato@dow.com

For editorial information: Maha Hussain Petrochemical Industries Company (PIC) + 965 3211132 e-mail: Maha_Hussain@pic.com.kw OR Mohammed Al-Hasawi + 965 3263011 e-mail: Mohammed_Alhasawi@pic.com.kw	EXHIBIT 99

FOR IMMEDIATE RELEASE

Dow and PIC Announce Formation of Two New Joint Ventures

Midland, Michigan and Kuwait City, Kuwait: (June 1, 2004) - The Dow Chemical Company (NYSE: DOW) and Petrochemical Industries Company (PIC) of Kuwait, a wholly owned subsidiary of Kuwait Petroleum Corporation, announced today the formation of two new joint ventures that are designed to further develop their commercial relationship in the petrochemical industry. Subject to regulatory review and customary approvals, Dow and PIC will form:

  MEGlobal, a 50/50 global joint venture for the manufacture and marketing of merchant monoethylene glycol and diethylene glycol (EG).
  Equipolymers, a 50/50 global joint venture for the manufacture and marketing of polyethylene terephthalate resins (PET) and the manufacture of purified teraphthalic acid (PTA).

Additionally, as announced in May 2003, Dow and PIC propose to construct:

  Olefins II, a new ethylene and derivatives complex in Shuaiba, Kuwait.
  A new ethylbenzene/styrene unit in Shuaiba, Kuwait.

These projects build on the successful business relationship in EQUATE Petrochemical Company between PIC and Union Carbide Corporation, a wholly owned subsidiary of Dow.

These projects combine Dow's strong existing asset base, technology position and market presence with PIC's commitment to increasing its investment in downstream petrochemical markets. Additionally, they demonstrate the commitment of Dow and PIC to better supply growing customer needs for these products around the world.

"These announcements mark an important step in the development of Dow's strategy of pursuing cost advantaged feedstock positions to supply growing markets," said William S. Stavropoulos, chairman and chief executive officer of Dow. "This business model reduces Dow's capital intensity while improving our ability to serve our customers for the long term. MEGlobal and Equipolymers strengthen the integration of these ethylene derivative businesses by strategically shifting future growth to cost-advantaged locations."

"The joint ventures announced today represent PIC's largest investment to date outside of Kuwait," said Mr. Saad Al-Shuwaib, chairman and managing director of PIC. "These further investments with Dow represent an important milestone in developing PIC's strategy to expand its participation in the global petrochemical industry."

To form MEGlobal, Dow will sell to PIC a 50 percent interest in its Canadian ethylene glycol assets. MEGlobal will purchase ethylene from Dow. MEGlobal will also market the excess EG produced in Dow's plants in the United States and Europe, and may also market the EG produced by Dow and PIC affiliates.

To form Equipolymers, Dow will sell to PIC a 50 percent interest in its PET/PTA business which includes assets in Germany and Italy.

PIC is one of six specialized subsidiaries of the state-owned Kuwait Petroleum Corporation (KPC). PIC represents the petrochemical arm of KPC and produces fertilizer and petrochemicals. PIC has invested in the modernization of its fertilizer complex in Kuwait and expects to reach one million ton per annum of granular urea production. PIC also runs a 100,000 ton per annum polypropylene plant through an arrangement with EQUATE.

Currently, PIC is executing an Aromatics project for the production of paraxylene and benzene in Kuwait. PIC is committed to carrying out its operations in accordance with best industry practice and to ensuring that its facilities comply with highest safety and environmental standards.

Dow is a leader in science and technology, providing innovative chemical, plastic and agricultural products and services to many essential consumer markets. With annual sales of $33 billion, Dow serves customers in more than 180 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Committed to the principles of sustainable development, Dow and its approximately 46,000 employees seek to balance economic, environmental and social responsibilities. References to "Dow" or the "Company" mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted.

For further information, visit Dow's website at www.dow.com.